CPS TECHNOLOGIES CORPORATION APPOINTS RALPH M. NORWOOD TO ITS BOARD OF DIRECTORS

Norton, Massachusetts, August 20, 2019. CPS Technologies Corporation (NASDAQ:CPSH) today announced the appointment of Ralph M. Norwood to the Company’s Board of Directors..

Mr. Norwood served as the Chief Financial Officer of CPS Technologies Corporation (CPS) from 2011 until earlier this year when he retired. Prior to serving as CPS’ CFO, Mr. Norwood was President of Navigator Advisors LLC, a financial consulting company. From 2002 until 2005 he served as Vice President and Chief Financial Officer of SatCon Technology Corporation, a clean energy company headquartered in Boston, MA. Previously, he served for over 20 years at Polaroid Corporation in various capacities including Vice President and Treasurer, Vice President and Controller, and Worldwide Manufacturing Controller. Mr. Norwood is also a director of Technical Communications Corporation. Mr. Norwood is a CPA and has a B.S. from the University of New Hampshire and an M.B.A from the Darden School at the University of Virginia.

“Ralph made enormous contributions to CPS in many areas while serving as our CFO, and I am delighted his relationship with CPS will continue in this new role as a member of the Board of Directors. Ralph brings an in-depth knowledge of CPS and our current markets, a strong strategic outlook, and an on-going commitment to assist CPS in meeting our strategic objectives,” said Grant Bennett, CEO.

“I am excited to be joining the CPS Board of Directors and working closely with my fellow directors and the CPS management team in further refining and executing on CPS’ corporate vision,” said Mr. Norwood.

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components to improve the reliability and performance of various electrical systems. CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines. They are also used as heatspreaders in internet switches, routers and high-performance microprocessors. CPS also develops and produces metal-matrix composite armor.

CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.alsic.com